DISTRIBUTION AGREEMENT

THIS AGREEMENT is made May 15, 2006 between SOL INC., a Florida corporation, its successors and assigns (“Seller”) and Solar Night Industries, a Nevada corporation, its successors and assigns (“Distributor”).

WITNESSETH:

WHEREAS, Seller is a designer and producer of solar powered landscape lights (hereinafter called the “Products”); and

WHEREAS, Distributor desires to act as distributor of the Products, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, it is hereby agreed by the parties hereto, as follows:

1.	Grant of Exclusivity: Seller grants to Distributor the exclusive right to buy or represent the Products in the US on its web site and the following sales channels:

See Schedule “A”

2.
Term: Beginning the date hereof and in effect for one year, unless cancelled earlier as herein provided or extended by agreement in writing. Automatic renewal of this Agreement for one year occurs if during this term Seller receives purchase orders from Distributor in excess of $250,000.

3. Seller’s Obligations:

a. Seller shall in good faith fill the purchase orders of Distributor and make shipments in accordance with payment terms.

b. Seller shall provide Distributor with marketing materials, and training, as requested, at its office in Palm City, Florida.

c.  Distributor shall be entitled to buy the Products from Seller at not less than retail prices less 20%. Distributor can establish the selling price to his customer. Seller’s warranty shall apply to all purchases by Distributor.

d. Under no circumstances shall Seller be liable for any loss, or expense to Distributor, or anyone claiming through Distributor, beyond the limit of liability in the liability insurance coverage held by Seller. Seller shall not be liable for indirect, incidental, punitive or exemplary, special or consequential damages sustained by Distributor as a result of any breach of this Agreement or otherwise relating to this Agreement or for Seller’s alleged negligence, or for any claim made against Distributor by any other party.

e. Seller agrees not to interfere with the relationships between Distributor and its customers. Notwithstanding the preceding, Seller reserves the right, and Distributor consents to having Seller communicate with Distributor’s customers, or prospective customers. Seller shall notify Distributor in advance of such contacts.

4. Distributor’s Obligations:

a. Distributor shall not sell any products which compete with Seller’s Products, including, but not limited to, flood lights, street and parking lot lights, sign and billboard lights, transit lights, indoor lighting kits, flashers or any similar products operated by solar energy, during the duration of the Agreement and its extension and for six months thereafter.

b. Distributor shall use its best efforts to promote the sale and use of the Products. Distributor shall conduct its business not to reflect negatively upon the reputation of Seller or its Products. It shall always be truthful in representing the Products. It shall notify Seller of any problems with the Products. It shall inform Seller of any new product opportunities.

c. Distributor agrees to provide Seller monthly reports including (1) progress with “Prospects”, (2) new Prospects, (3) reports on competition, (4) sales forecasts. Distributor agrees to respond to Seller’s requests for added information.

d.	Distributor will be responsible for post-installation service, including stocking of spare parts. Labor to replace parts under warranty shall be at no cost to SOL.

5. Ownership and Proprietary Rights:

a. Any trademarks, trade names, Internet site, or identifying slogans affixed to the Products or any accompanying labels, containers and cartons, whether or not registered, constitute the exclusive property of Seller and cannot be used except in connection with promoting and selling the Products and as approved in advance in writing, and provided by Seller. Upon termination of this Agreement, Distributor shall have no further right to use or affix any such trademarks, trade names or identifying slogans.

b. Distributor acknowledges that the products and any items of information provided by Seller and designated as confidential or proprietary, including designs, drawings, specifications, data sheets, technical bulletins, and service manuals, (hereinafter, the “Confidential Information”) constitute valuable trade secrets and proprietary information of Seller. Distributor agrees that it shall hold the Confidential Information in strict confidence and not divulge it to any other person or entity without the prior written permission of Seller. All Products sold by Distributor shall bear the trademarks of Seller, which shall not be removed by Distributor. Distributor agrees that in the event of a breach or threatened breach of this covenant, Seller will suffer irreparable injury for which monetary damages may not adequately compensate Seller. As a result, an injunction may be issues restraining such Distributor action. Such remedies shall be in addition to any others.

c. Distributor acknowledges that any patents, including, but not limited to, U.S. Patent No. 5,149,188 for the “Solar Powered Exterior Lighting Systems” , No. 5,107,637 for “Transit Shelter with Self-Contained Illumination System”, No. 404,842 for “Solar Powered Lighting Fixture” , No. 424,729 for “Solar Powered Lighting Unit”, or other industrial or intellectual proprietary rights relating to the Products or any improvements thereon, are the sole and exclusive property of Seller.

6. Termination:

a. This Agreement may be terminated by Seller, upon giving Distributor 15 days written notice, should Distributor commit or permit any other breach of this Agreement and Distributor fails to cure such breach within 30 days after written notice. If Distributor breaches its covenant of non-competition or the confidentiality provision, or if its conduct or actions can only be reasonably interpreted as damaging to Seller, then this Agreement shall immediately terminate. Notwithstanding, Distributor shall have the right to receive orders in process, and Seller agrees to ship, provided payment has been received.

b. This Agreement may be terminated by Distributor should Seller commit or permit any breach of this Agreement with regard to Seller’s performance hereunder, and Seller fails to cure such breach within 30 days after written notice to Seller. If Seller fails to cure the breach, Distributor shall have the option, in its sole discretion, to terminate this Agreement.

c. Notice of Termination shall be by Registered Express Mail.

d. Seller warranties shall not cease upon termination. Seller may continue a non-exclusive business relationship and will provide spare parts.

7. Indemnification: Each of Seller and Distributor agrees to indemnify, defend and hold the other harmless from and against all liability, claim, injury, loss or expense, including reasonable attorneys’ fees, arising out of any breach of this Agreement by Seller or Distributor, as the case may be.

8. Miscellaneous:

a. This Agreement may not be changed, modified, waived, or amended unless agreed to in writing signed by both parties hereto.

b. The validity and performance of this Agreement shall be governed by the laws of the United States and the State of Florida. Service may be made by first-class mail, certified, to Distributor’s address as it last appears on the records of Seller. The prevailing party shall be entitled to its attorneys’ fees and costs, in addition to any other relief. Breach of this Agreement shall entitle Seller to immediate injunctive relief in addition to any other relief.

c. This Agreement contains the entire understanding of the parties as to the subjects herein and shall be binding on, and inure to the benefit of the parties to it and their legal representatives, successors and permitted assigns. Distributor may not transfer this Agreement without the prior written consent of the Seller, which shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the date and year first above written.

Seller:
SOL INC

Witness:
______________________________________________	By: __________________________________________________
Kai Wenk-Wolff, CEO

Distributor: Solar Nights Industries, Inc.

By: __________________________________________________

Witness:
______________________________________________	Name: ________________________________________________